Exhibit 4

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into as of August 27, 2026, by and among Stilwell Activist Investments, L.P., Stilwell Activist Fund, L.P., and Stilwell Partners, L.P. (collectively, the “Stilwell Funds”), and their General Partner, Stilwell Value LLC (together with the Stilwell Funds, the “Stilwell Group”), having their principal place of business at 111 Broadway, 12th Floor, New York, NY 10006, and Mark D. Alcott, an individual having a place of business at 519 E 10th Avenue, Bowling Green, KY 42101 (the “Optionee”).

WHEREAS, the Stilwell Group beneficially owns shares of the common stock, par value $0.01 per share, of Catalyst Bancorp, Inc. (the “Common Stock”), a Louisiana corporation (“CLST”);

WHEREAS, the Stilwell Group, and its affiliates, may solicit proxies for one or more nominees for election to the Board of Directors of CLST (the “Board”) at its 2027 annual meeting of shareholders (the “Meeting”);

WHEREAS, Optionee has consented to his nomination by one or more members of the Stilwell Group to the Board as a nominee and has concurrently entered into a Nominee Agreement with the Stilwell Group (the “Nominee Agreement”); and

WHEREAS, in consideration of the agreements of Optionee in the Nominee Agreement to stand for election to the Board and to serve as a director of CLST if elected, the Stilwell Group considers it desirable and in its best interests for the Optionee to be granted the option to purchase up to an aggregate of Fifty Thousand (50,000) shares of the Common Stock owned by the Stilwell Funds (the “Option Shares”) from the Stilwell Funds, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged, and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

Grant of Option. The Stilwell Funds hereby grant to the Optionee the right and option (the “Option”) to purchase the Option Shares on the terms and conditions set forth herein. The Option shall vest and become exercisable as set forth in Section 4.

Purchase Price. The purchase price per share of the Option Shares covered by the Option shall be equal to $17.37 per Option Share (subject to adjustment as provided in Section 7 below) (the “Purchase Price”).

Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Change-in-Control” means the occurrence of any of the following:

the sale, transfer, conveyance or other disposition in one or a series of related transactions, of all or substantially all of the assets of CLST and its subsidiaries taken as a whole to any person or entity; or

CLST consolidates with, or merges with or into, any entity pursuant to a transaction in which the Common Stock is converted into or exchanged for cash or for shares of common stock of the acquiring entity or its parent; provided that such stock is listed on the New York Stock Exchange, the highest tier of The Nasdaq Stock Market, or a United States national securities exchange of comparable stature.

“Option Expiration Date” shall mean the date which is the earlier of (i) ten business days following the Transaction Date (as defined in Section 3(d) below) or (ii) three years after the Vesting Date (as defined in Section 3(f) below), or such other date as the parties mutually agree in writing.

“Option Threshold Event” shall mean that (i) Optionee shall have been elected at the Meeting and is seated on the Board by reason of the solicitation of proxies by the Stilwell Group; or (ii) Optionee is officially seated on the Board by invitation of CLST, to which invitation the Stilwell Group consents in writing.

“Transaction Date” shall mean the date on which a transaction resulting in a Change-in-Control has been consummated.

“Transaction Price” means the value in dollars received by shareholders of CLST with respect to each share of Common Stock in connection with any transaction resulting in a Change-in-Control.

“Vesting Date” shall mean the day after the Meeting is held.

Vesting and Exercisability of the Option. The Option shall vest on the Vesting Date, provided that prior to the Vesting Date, the Option Threshold Event has occurred, and shall be exercisable, in whole or in part, only on or after the Transaction Date until the Option Expiration Date.

Method of Exercising Option.

(a)       The Optionee may exercise the Option, in whole or in part (to the extent that it is exercisable in accordance with its terms) by giving written notice to the Stilwell Group accompanied by payment (if applicable) of the full Purchase Price for the Option Shares being purchased. The notice of exercise, accompanied by such payment (if applicable), shall be delivered to the Stilwell Group at its principal business office. The date on which the notice is given to the Stilwell Group is hereinafter referred to as the “Date of Exercise.” In no event may the Option granted hereunder, or a portion thereof, be exercised for a fraction of an Option Share.

(b)        The Optionee may pay the Purchase Price in one of the following manners:

(i) Cash Exercise. The Optionee shall deliver the Purchase Price to the Stilwell Group by certified check or bank check or wire transfer of immediately available funds; or

(ii) Cashless Exercise. The Optionee shall surrender the Option to the Stilwell Group together with a written notice of cashless exercise in which event the Stilwell Group shall issue to the Optionee the number of Option Shares (or shares of another entity into or for which the Option Shares have been converted or exchanged pursuant to a Change-in-Control transaction) determined as follows:

X = (Y* (A-B))/A

where:

X = the number of Option Shares to be issued to the Optionee;

Y = the number of Option Shares with respect to which this Option is being exercised;

A = the Transaction Price; and

B = the Purchase Price (as adjusted to the date of such calculation).

In the event the Option Shares are to be converted into or exchanged for shares of another entity in the Change-in-Control transaction, “A” in the above formula shall be deemed equal to the average of the closing sale prices of such other entity’s shares for the five (5) trading days immediately prior to the Transaction Date.

(c)        As soon as practicable after receipt by the Stilwell Group of a notice of exercise and of payment (if applicable) in full of the Purchase Price of all the Option Shares with respect to which the Option has been exercised, the Stilwell Funds shall transfer the Option Shares (or shares of another entity into or for which the Option Shares have been converted or exchanged pursuant to a Change-in-Control transaction) being purchased to the Optionee.

(d)        Notwithstanding Section 5(b) and (c) above, if (i) the Transaction Price is to be paid in cash pursuant to the terms of the Change-in-Control transaction or (ii) the parties mutually agree, upon receipt of Optionee’s written notice of exercise, and without payment in full of the Purchase Price of the Option Shares with respect to which the notice of exercise relates, the Stilwell Funds shall pay to Optionee an amount in cash equal to the excess of the Transaction Price over the Purchase Price multiplied by the number of Option Shares.

Termination of Option. Except as otherwise stated herein, the Option shall terminate and cease to be outstanding for any vested Option Shares for which the Option has not been exercised upon the earlier of (i) the Option Expiration Date or (ii) the first to occur of the following events, unless the Stilwell Group otherwise elects in writing:

(1) In the event of Optionee becoming ineligible to be elected to the Board for any reason;

(2) In the event of Optionee’s withdrawal as a nominee for election to the Board for any reason;

(3) In the event of Optionee’s resignation or removal from the Board.

Adjustments. If prior to the exercise of the Option, CLST shall have effected one or more stock splits, reverse stock splits, stock dividends, stock combinations, reclassifications, recapitalizations or similar events, the number of Option Shares subject to this Agreement and the Purchase Price shall be equitably adjusted as determined by the Stilwell Group in good faith. The Stilwell Group shall give notice of each adjustment or readjustment of the Purchase Price and/or the number of Option Shares to the Optionee. If prior to the exercise of the Option, the Optionee is granted any options or restricted shares by CLST, the number of Options hereunder shall be reduced by one Option Share for every two option shares granted by CLST to Optionee and by one Option Share for every two restricted shares granted by CLST to Optionee.

Restrictions. The holder of the Option, by acceptance thereof, represents, warrants and covenants that the Option and the right to purchase the Option Shares is personal to the holder and shall not be transferred to any other person, other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Optionee may, at any time and from time to time, transfer his rights under the Option and the right to purchase the Option Shares in accordance with the terms of this Agreement to his spouse or children, or to a trust created by the Optionee for the exclusive benefit of the Optionee or his immediate family or to a corporation or other entity controlled by the Optionee and in which the Optionee or members of his immediate family beneficially own all of the economic interests.

No Rights as Optionee. Nothing contained herein shall be construed to confer upon the Optionee any right to be nominated by the Stilwell Group to the Board or, if elected to the Board, to continue to serve on the Board.

Compliance with Laws and Regulations. The exercise of the Option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Stilwell Group and the Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Common Stock may be listed for trading at the time of such exercise and issuance. The Stilwell Group is not obligated, and will have no liability for failure, to issue or deliver any Option Shares upon exercise of the Option if such issuance or delivery would violate applicable laws, regulations or CLST director and/or governance policies; provided, further, that the Stilwell Group will have no liability relating to the Optionee’s exercise of the Option if such exercise violates applicable laws, regulations or CLST director and/or governance policies.

Withholding. In the event that the Optionee elects to exercise the Option, and if the Stilwell Funds shall be required to withhold any amounts by reason of any federal, state or local tax laws, rules or regulations in respect of the issuance of Option Shares to the Optionee pursuant to the Option, the Stilwell Funds shall be entitled to deduct and withhold such amounts from any payments to be made to the Optionee. In any event, the Optionee shall make available to the Stilwell Funds promptly when requested by the Stilwell Funds sufficient funds to meet the requirements of such withholding and the Stilwell Funds shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds available to the Stilwell Funds out of any funds or property due or to become due to the Optionee. Notwithstanding the foregoing, the Optionee may request the Stilwell Funds not to withhold any or all of the amounts otherwise required to be withheld; provided that the Optionee provides the Stilwell Funds with sufficient documentation as may be required by federal, state or local tax laws, rules or regulations supporting his request that such amount is not required to be withheld, in which case the Stilwell Funds may, in its reasonable discretion, reduce such withholding amounts to the extent permitted by applicable laws, rules and regulations.

Validity and Construction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter, namely the grant of options to acquire Common Stock, and constitutes and supersedes all prior agreements, representations and understandings of the parties, written or oral.

Amendment. This Agreement may be amended only in writing signed on behalf of the Stilwell Group and the Optionee.

Notices. Any notice or other communication required or permitted hereunder, including service of process, must be given in writing and (a) delivered in person, (b) transmitted by electronic email transmission or (c) mailed by certified or registered mail (postage prepaid), receipt requested, to the parties and at such address or to such other person as each party shall have last designated. Each such notice or other communication shall be effective: (i) if given by electronic email transmission, when transmitted to the applicable address so specified (provided that no “bounceback” or similar “undeliverable” message is received by the sender thereof); (ii) if given by mail, three (3) days after such communication is deposited in the mail with first-class postage prepaid, addressed as aforesaid; or (iii) if given by any other means, when actually received at such address.

Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

Reservation and Ownership of Option Shares. At all times during the period the Option is exercisable, the Stilwell Funds shall own and make available for transfer on exercise of the Option a number of shares of Common Stock necessary to satisfy their obligations under the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

STILWELL GROUP

By:	/s/ Joseph Stilwell
Joseph Stilwell, in his capacity as managing member of the general partner of the entities within the Stilwell Group

Optionee

/s/ Mark D. Alcott
Mark D. Alcott